Exhibit 99.1


GREENMAN
TECHNOLOGIES

                                                          News Release
                                                          FOR IMMEDIATE RELEASE

Contacts:   Chuck Coppa, CFO
             Lyle Jensen, CEO
             GreenMan Technologies, 781/224-2411

      GreenMan Technologies, Inc. Announces Appointment of New Chief Executive Officer

      LYNNFIELD, Massachusetts - April 17, 2006 -- GreenMan Technologies, Inc. (AMEX: GRN), a leading recycler of over 20 million scrap tires per year in the United States, today announced the appointment of Lyle E. Jensen, 54, a Director and Chair of the Audit Committee, to the positions of President and Chief Executive Officer. Mr. Jensen succeeds Robert H. Davis, who resigned as President, Chief Executive Officer and a Director in order to pursue other interests. Mr. Jensen will continue as a member of the Company's Board of Directors but has resigned from the Audit and Compensation Committees. Nicholas DeBenedictis, an independent Director, will serve as the Company's interim Audit Committee Chair and has become a member of the Compensation Committee.

Maury Needham, GreenMan's Chairman of the Board, stated "Lyle has been one of our toughest critics with regards to balance sheet management and multi-site operational checks and balances. His breadth of operational experience, business acumen, and leadership skills make him an excellent choice to lead GreenMan as we begin a new chapter in our history."

Mr. Jensen stated, "I look forward to working more closely with our senior management team to accelerate the turnaround and financial restructuring of GreenMan as well as accelerate our efforts to explore strategic alternatives to increase shareholder value. I am up to the challenge and ready to get started."

As part of an ongoing initiative to reduce corporate-wide overhead, we will relocate our corporate headquarters to the Midwest over the next several months where Mr. Jensen intends to relocate. GreenMan has facilities in Savage, Minnesota and Des Moines, Iowa in addition to an operation in Azusa, California.

Mr. Jensen, was previously the Executive Vice President and Chief Operating Officer of Auto Life Acquisition Corporation, and a member of the Board of Directors of Western Capital Holding LLC, one of Auto Life's largest shareholders. Auto Life is a leader in the automotive aftermarket fluid maintenance equipment and related services industry. Prior to his role at Auto Life, Mr. Jensen held CEO, President, and General Manager positions at several public and private companies.

Please join Mr. Jensen on Thursday, April 20, 2006 at 11:30 AM EST for a conference call in which we will discuss the results for fiscal 2005 and the quarter ended December 31, 2005 and provide more details about actions which have been taken and are in the process of being taken to accelerate our financial turnaround. To participate, please call 1-800-946-0782 and ask for the GreenMan call.

"Safe Harbor" Statement: Under the Private Securities Litigation Reform Act
With the exception of the historical information contained in this news release, the matters described herein contain `forward-looking' statements that involve risk and uncertainties that may individually or collectively impact the matters herein described, including but not limited to the possibility that we may not realize the benefits of product acceptance, economic, competitive, governmental, seasonal, management, technological and/or other factors outside the control of the Company, which are detailed from time to time in the Company's SEC reports, including the quarterly report on Form 10-QSB for the fiscal period ended June 30, 2005. The Company disclaims any intent or obligation to update these "forward-looking" statements.
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